                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                                      EXHIBIT 11

                                              NINE MONTHS ENDED       THREE MONTHS ENDED
                                                    MAY 31,                 MAY 31,

                                               2000         1999        2000         1999
                                            ---------    ---------   ---------    ----------
AVERAGE MARKET PRICE PER SHARE              $    2.24    $    1.30   $    2.08    $     2.10
                                            =========    =========   =========    ==========


NET INCOME (LOSS)                           ($296,482)   $ 611,352   ($463,591)   $  277,822
                                            =========    =========   =========    ==========


Basic weighted average number of common
     shares outstanding                     3,141,703    2,939,976   3,166,425     2,978,448
                                            ---------    ---------   ---------    ----------

Diluted effect of stock options                  --        212,848        --         432,517
                                            ---------    ---------   ---------    ----------

Diluted weighted average number of common
     shares outstanding                     3,141,703    3,152,824   3,166,425     3,410,965
                                            =========    =========   =========    ==========

Basic earnings (loss) per share             ($    .09)   $     .21   ($    .15)   $      .09
                                            =========    =========   =========    ==========

Diluted earnings (loss) per share           ($    .09)   $     .19   ($    .15)   $      .08
                                            =========    =========   =========    ==========


                                       11